Exhibit 10.1

RETENTION BONUS PLAN

FOR NON-MANAGEMENT EMPLOYEES

OF

DYADIC INTERNATIONAL, INC.

ADOPTED NOVEMBER 7, 2007

Background

Dyadic International, Inc. (the "Company") recognizes that its employees are essential to the Company’s past and continued operation, value and success. More specifically, the Company recognizes that the employees who are eligible to participate in this Plan (the "Employees" and, individually, an "Employee") make a significant contribution to the operation, value and success of the Company. In recognition of this fact, the Company desires to adopt this Retention Bonus Plan (the "Plan"), the purpose of which is to enable the Company to retain the Employees' services, during a period when the Company is encountering certain distressful circumstances and is exploring a potential sale, business combination or restructuring, in order to ensure the Company is not disrupted or adversely affected by the loss of personnel or their commitment to the Company. The Company has determined that it is in the best interests of the Company to provide for the following arrangements with the Employees. These arrangements provide for compensation to be paid to the Employees who participate, upon the occurrence of certain events as described herein.

Plan

In consideration of the foregoing and an Employee’s continued employment and services with the Company, and intending to be legally bound, the Company adopts the following Plan on the terms and subject to the conditions set forth below:

1.  Participation and Maximum Aggregate Amount of Potential Retention Bonuses. All full time Employees of the Company whose annual base salary is less than $115,000 are eligible to participate in this Plan. The Chief Executive Officer of the Company shall recommend to the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") which Employees shall participate and the amount of the total Potential Retention Bonus, as defined below, each Employee participant in this Plan will be paid upon the occurrence of the events set forth in Section 2 (the "Potential Retention Bonus"). Upon such recommendation, the Compensation Committee shall determine, in its sole discretion, whether to admit such Employee as a participant in this Plan and the amount of such Employee's Potential Retention Bonus. Once the Compensation Committee has admitted an Employee as a participant in this Plan and determined the amount of such Employee's Potential Retention Bonus, the Company's Chief Executive Officer, Chief Financial Officer or other designated officer shall communicate the admission and decision to such Employee. The aggregate amount of Potential Retention Bonuses that may be paid to all Employees under this Plan is $450,000.

2.  Retention Bonus and Severance Payment.

(a)  If an Employee participant remains employed by and is in the employment of the Company on the last day of each Retention Period as set forth in Section 2(b) below (a "Retention Date"), or is terminated on or prior to the applicable Retention Date by the Company without Cause (as defined in Section 5(a) below), and a Change of Control Transaction Bonus (as defined in Section 3 below) has not been paid pursuant to Section 3 hereof, the Company will pay to each such Employee a cash bonus equal to the applicable percentage set forth in Section 2(c) below (the "Retention Bonus") of such Employee's Potential Retention Bonus. The Retention Bonus shall be paid to the Employee, after withholding of all federal, state or local income or payroll taxes or any other amounts that the Company is required by applicable law to withhold from such payments. Payment of the Retention Bonus shall be made no later than the 11th business day after the Retention Date, or if earlier, the 11th business day following the Employee’s termination by the Company without Cause.

(b)  There shall be three retention periods (each a "Retention Period") as follows:

October 1, 2007 - March 31, 2008  First Retention Period

April 1, 2008 - June 30, 2008   Second Retention Period

July 1, 2008 - September 30, 2008  Third Retention Period

(c)  If an Employee participant remains employed by and is in the employment of the Company on a Retention Date, or is terminated on or prior to the applicable Retention Date by the Company without Cause, and a Change of Control Transaction Bonus has not been paid pursuant to Section 3 hereof, each Employee shall be entitled to receive a Retention Bonus for each applicable Retention Period as follows:

First Retention Period    50% of Potential Retention Bonuses

Second Retention Period   25% of Potential Retention Bonuses

Third Retention Period   25% of Potential Retention Bonuses

(d)  In addition to the Retention Bonuses described in Section 2(c), if an Employee (A) is terminated by the Company without Cause on or prior to a Closing Date (as defined in Section 5(c) below) with respect to a Change of Control Transaction (as defined in Section 5(b) below) or (B) if an Employee who is not so terminated either (i) is terminated by the Company without Cause within 45 calendar days after the Closing Date or (ii) terminates his employment by notice to the Company during the period beginning 15 calendar days after the Closing Date and ending 45 calendar days after the Closing Date, then each such Employee who is so terminated or terminates shall be entitled to a severance payment equal to three months of such Employee's annual base salary as in effect as of the date of termination. Any severance payment shall be paid to the Employee, after withholding of all federal, state or local income or payroll taxes or any other amounts that the Company is required by applicable law to withhold from such payments. Payment of any severance payment shall be made no later than the 11th business day after the date of termination.

3.  Change of Control Transaction Bonus. The Change of Control Transaction Bonus is not an additional payment to the Retention Bonus provided in Sections 2(a), (b) and (c) but replaces any Retention Bonuses otherwise payable after the Closing Date, and no further Retention Bonuses shall be payable after a Change of Control Transaction. On or prior to the Closing Date, an Employee employed on such date will be entitled to a cash bonus payment equal (i) the Retention Bonus in the event the Closing occurs during the First Retention Period, (ii) to a fraction of the Second Retention Bonus payable under this Plan in accordance with Section 2 hereof in the event the Closing occurs during the Second Retention Period, the numerator of which is the number of days from the first day of the Second Retention Period to and including the Closing Date, and the denominator of which is the total number of days in the Second Retention Period or (iii) to a fraction of the Third Retention Bonus payable under this Plan in accordance with Section 2 hereof in the event the Closing occurs during the Third Retention Period, the numerator of which is the number of days from the first day of the Third Retention Period to and including the Closing Date, and the denominator of which is the total number of days in the Third Retention Period (the "Change of Control Transaction Bonus"). In such event, the Employee will not be entitled to any payment of Retention Bonuses which are payable after the Closing Date. The Change in Control Transaction Bonus shall be paid to the Employee, after withholding of all federal, state or local income or payroll taxes or any other amounts that the Company is required by applicable law to withhold from such payments. Payment of the Change of Control Transaction Bonus shall be made no later than the 11th business day after the Closing Date.

4.  Additional Payment; Additional Participants. The Retention Bonuses set forth herein are intended to be in lieu of the discretionary bonuses that have historically been paid to most employees with respect to each fiscal year of the Company. Nevertheless, from time to time, at the sole discretion of the Compensation Committee, the Company may pay such additional amounts to an Employee as the Company deems appropriate and in the best interests of the Company consistent with the goals and purposes of this Plan or otherwise.

5.  Definitions.

As used in this Plan, the following terms shall have the following meanings:

(a)  "Cause" means any (i) breach by an Employee of any written agreement with the Company, (ii) violation of any Company procedure or policy (including any of the same contained in the Company's Employee Handbook), (iii) failure or refusal by an Employee to perform the assigned duties of his employment by the Company to the Company’s reasonable satisfaction, which, if capable of being remedied, is not remedied to the Company’s satisfaction within five days after receipt of written notice from the Company or (iv) conviction of an Employee of a felony involving moral turpitude.

(b)  "Change of Control Transaction" means (i) a sale of all or substantially all of the assets of the Company or (ii) a merger, consolidation, business combination or recapitalization of the Company as a result of which the shareholders of the Company immediately prior to such merger, consolidation, business combination or recapitalization do not, immediately after such merger, consolidation or business combination, "beneficially own" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) shares representing in the aggregate 50.1% or more of the combined voting power of the securities of the corporation or corporations or other entity or entities issuing cash or securities in the merger, consolidation, business combination or recapitalization.

(c)  "Closing" means the closing and consummation of a Change of Control Transaction.

(d)  "Closing Date" means the date on which the Closing occurs.

6.  Interpretation of Plan; Compensation Committee Authority. Subject to Section 7 below, the Compensation Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any payment issued or paid or to be issued or paid under the Plan (and to determine the form and substance of all agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 7 below, all decisions made by the Compensation Committee pursuant to the provisions of the Plan shall be made in the Compensation Committee's sole discretion and shall be final and binding upon all persons, including the Company and the Employees.

7.  Amendment and Termination. The Compensation Committee may at any time, and from time to time, amend, alter, suspend or discontinue any of the provisions of the Plan, but no amendment, alteration, suspension or discontinuance thereof shall be made which would impair the rights of an Employee under the Plan theretofore accrued and vested hereunder, without the Employee's consent.

8.  Term of Plan. The Plan shall be effective as of November 7, 2007 (the "Effective Date"). Unless terminated sooner by the Compensation Committee, the Plan shall continue to remain effective until September 30, 2008.

9.  General Provisions.

(a)  Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan for retention, incentive and deferred compensation. With respect to any payments not yet made to an Employee by the Company, nothing contained herein shall give any such Employee any rights that are greater than those of a general unsecured creditor of the Company.

(b)  Termination for Cause. Except as otherwise expressly provided in a separate written agreement with an Employee, the Compensation Committee may, in the event an Employee's employment with the Company is terminated for Cause, annul any right under the Plan to such Employee and, in such event, the Compensation Committee, in its sole discretion, may require such Employee to return to the Company any payment which was realized or obtained by such Employee at any time during the term of the Plan and the Employee agrees to return any such payment to the Company.

(c)  No Right of Employment. All Employees are and shall continue to be "at will." Nothing contained in the Plan shall be deemed to confer upon any Employee any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any Employee at any time.

(d)  Governing Law. The Plan and all awards made and actions taken thereunder shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Florida (without regard to choice of law provisions).

(e)  Other Benefit Plan. Any right under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

(f)  Non-Transferability. No right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbered or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be null and void.

(g)  Conflicts. If any of the terms or provisions of the Plan conflict with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Sections 162(m) of the Code. Additionally, if the Plan does not contain any provision required to be included herein under Sections 162(m) of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein.

AS ADOPTED, APPROVED AND AUTHORIZED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF DYADIC INTERNATIONAL, INC. ON NOVEMBER 7, 2007